Exhibit 4.24

Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm if publicly disclosed. [***] had been inserted in the text below to identify where information has been redacted.  Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K and will be furnished on a supplemental basis to the Securities and Exchange Commission upon request

Execution Copy

LICENSE AGREEMENT

This LICENSE AGREEMENT (this “Agreement”) is entered into as of June 24, 2019 (the “Effective Date”) by and between ERYTECH Pharma, Société Anonyme, incorporated in France at the companies and trades registry under number 479 560 013 rcs Lyon, with a share capital of €1,794,003.50 and having its registered office at Bâtiment Adénine, 60 Avenue Rockefeller, 69008 Lyon, FRANCE represented by Mr. Gil BEYEN, Chief Executive Officer (“Erytech”), and SQZ Biotechnologies Company, a Delaware corporation with offices located at 134 Coolidge Avenue, Watertown, MA 02472 (“SQZ”). Erytech and SQZ are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Erytech is a clinical-stage biopharmaceutical company developing innovative therapies for cancer and orphan diseases which uses a novel technology to encapsulate therapeutic drug substances inside erythrocytes;

WHEREAS, Erytech owns or otherwise controls certain patents, patent applications, technology, know-how and scientific and technical information relating to the modulation of immune function;

WHEREAS, SQZ seeks to develop and commercialize Licensed Products (as defined below), and SQZ desires to acquire an exclusive license in the Territory (as defined below) to such Erytech intellectual property; and

WHEREAS, Erytech desires to grant such license to SQZ;

NOW, THEREFORE, in consideration of the mutual covenants and agreements provided herein, Erytech and SQZ hereby agree as follows:

Article 1
DEFINITIONS

For purposes of this Agreement, the following definitions shall be applicable:

1.1“Affiliate” means, with respect to a person or entity, any person or entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first person or entity for so long as such person or entity controls, is controlled by or is under common control with such first person, regardless of whether such Affiliate is or becomes an Affiliate on or after the Effective Date. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means (a) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise; or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities. The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the

Signature Page to License Agreement

preceding sentence; provided that such foreign investor has the power to direct the management or policies of such entity.

1.2“Antigen” means (a) any polypeptide or its fragments potentially capable of eliciting a specific immune response to the polypeptide or the fragments, including, but not limited to, all splice variants, mutants, natural variants, etc. reasonably associated with such polypeptide, or (b) any nucleic acid sequence encoding the polypeptides described in (a).

1.3“Business Day” means a day other than a Saturday or Sunday on which banking institutions in Boston, Massachusetts (United States) or Paris (France) are open for business.

1.4“Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date, and the last Calendar Quarter shall end on the last day of the Term.

1.5“Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.

1.6“Change of Control” means, with respect to a Party: (a) the acquisition by any Third Party of beneficial ownership of fifty percent (50%) or more of the then outstanding common shares or voting power of such Party, other than acquisitions by employee benefit plans sponsored or maintained by such Party, or in connection with a public or private financing; (b) the consummation of a business combination involving such Party, unless, following such business combination, the stockholders of such Party immediately prior to such business combination beneficially own directly or indirectly more than fifty percent (50%) of the then outstanding common shares or voting power of the entity resulting from such business combination; or (c) the sale of all or substantially all of such Party’s assets or business relating to the subject matter of the Agreement. Notwithstanding the foregoing, any transaction or series of transactions effected for the purpose of changing the form or jurisdiction of organization of such Party (such as a corporate reorganization) will not be deemed a “Change of Control” for purposes of this Agreement.

1.7“Combination Components” shall have the meaning set forth in Section 1.33.

1.8“Combination Product” means a product that includes a Licensed Product and at least one (1) Combination Component.

1.9“Commercially Reasonable Efforts” means the level of efforts and resources comparable to the efforts and resources commonly used in the research-based biopharmaceutical industry by [***] for products of similar market potential at a similar stage in development or product life, taking into consideration market exclusivity, profitability, market potential, potential competition, medical and clinical considerations, regulatory conditions and other relevant factors. “Commercially Reasonable Efforts” shall be determined on a country-by country (or region-by-region, where applicable) and Indication-by-Indication basis. In determining the level of efforts constituting “Commercially Reasonable Efforts”, any payment required to be made to Erytech hereunder shall not be taken into account.

1.10“Confidential Information” means any technical, business, or other information or data provided orally, visually, in writing or other form by or on behalf of one Party to the other Party in connection with this Agreement, whether prior to, on, or after the Effective Date, including information relating to the terms of this Agreement, any Licensed Product, any Exploitation of any Licensed Product, any know-how with respect thereto developed by or on behalf of the disclosing Party or its Affiliates, or the scientific, regulatory or business affairs or other activities of either Party.

1.11“Control” means (as an adjective or as a verb including conjugations and variations such as “Controls,” “Controlled,” or “Controlling”) (a) with respect to Patent Rights and/or Know-How, the possession by a Party of the ability to grant a license or sublicense of such Patent Rights and/or Know-How, and (b) with respect to proprietary materials, the possession by a Party of the ability to supply such proprietary materials to the other Party as provided herein, in each case without violating the terms of any agreement or arrangement between such Party and any other party existing as of the time such Party is required to grant such access, right to use, license or sublicense, as applicable, to the other Party hereunder.

1.12“Effective Date” has the meaning set forth in the Preamble.

1.13“Erytech Intellectual Property” means the Erytech Know-How and the Erytech Patent Rights.

1.14“Erytech Know-How” means any Know-How Controlled by Erytech (or any of its Affiliates) that is disclosed by Erytech to SQZ at the Erytech Know-How Transfer Meeting that is necessary or reasonably useful for the Exploitation of a Licensed Product.

1.15“Erytech Know-How Transfer Meeting” shall have the meaning set forth in Section 2.4.

1.16“Erytech Patent Rights” means (a) the Patent Rights listed in Schedule 1.16 (which include, for the avoidance of doubt, all Patent Rights with respect to such listed Patents Rights, such as patents issuing from such listed Patent Rights, foreign counterparts of such listed Patent Rights and patents claiming priority to such listed Patent Rights), and (b) any Patent Rights Controlled by Erytech or any of its Affiliates that claim the Erytech Know-How.

1.17“Event Milestone Payments” means the amounts set forth in Section 4.2(a) opposite the respective Event Milestones.

1.18“Exploit” or “Exploitation” means to make, have made, import, use, sell, or offer for sale, including to research, develop, commercialize, register, modify, enhance, improve, manufacture, have manufactured, hold, or keep (whether for disposal or otherwise), formulate, optimize, have used, export, transport, distribute, promote, market, or have sold or otherwise dispose of.

1.19“First Commercial Sale” means, with respect to a Licensed Product in any country, the first invoiced sale for end use or consumption of such Licensed Product in such country by SQZ after receipt of Regulatory Approval (other than any Pricing Approval) has been granted in such country. Notwithstanding the preceding, First Commercial Sale includes “treatment IND sales,” “named patient sales,” and “compassionate use sales” in which the Licensed Product is supplied and charged in excess of the actual manufacturing costs.

1.20“Generic Product” means, with respect to a given Licensed Product, a product (a) that contains (i) an identical active ingredient(s) as such Licensed Product, or (ii) a “highly similar” active ingredient(s) to such Licensed Product, as the phrase “highly similar” is used in 42 U.S.C. § 262(i)(2), and subject to the factors set forth in FDA’s Guidance for Industry, “Quality Considerations in Demonstrating Biosimilarity to a Reference Protein Product,” (February 2012), at Section VI, or any successor FDA guidance thereto, (b) for which Regulatory Approval is obtained by referencing regulatory materials of such Licensed Product, (c) is approved for use in such country (or region) pursuant to a Regulatory Approval process governing approval of interchangeable or biosimilar biologics as described in 42 U.S.C. §§ 262, or a similar process for Regulatory Approval in any country (or region) outside the United States, or any other similar provision that comes into force, or is the subject of a notice with respect to such Licensed Product under 42 U.S.C. § 262(1)(2) or any other similar provision that comes into force in such country (or region), and (d) is sold in the same country as such Licensed Product by any Third Party that is not a sublicensee of SQZ or its Affiliates and did not purchase such product in a chain of distribution that included SQZ or any of its Affiliates or sublicensees.

1.21“Generic Product Entry” means, on a country-by-country and Licensed Product-by-Licensed Product basis, the date on which a Generic Product obtained Regulatory Approval and first Commercial Sales of such Generic Product occurred (with respect to such Licensed Product) in such country.

1.22“Generic Product Reduction Point” means, on a country-by-country and Licensed Product-by-Licensed Product basis, after the Generic Product Entry, the earlier of (a) the first Calendar Quarter in which the Net Sales of such Licensed Product in such country sold by or on behalf of SQZ or its Affiliates or sublicensees is less than [***] percent ([***]%) of the average quarterly Net Sales of such Licensed Product by or on behalf of SQZ or its Affiliates or sublicensees in each of the four (4) Calendar Quarters immediately preceding the Generic Product Entry or (b) the first Calendar Quarter in which Generic Products available in such country have obtained sales greater than [***] percent ([***]%) of the combined sales of the Licensed Product together with such Generic Products, as measured by number of units sold, and which Generic Product sales are evidenced by independent market data (where available), such as that published by IMS International, or if such data is not available, such other reliable data source as reasonably determined by the Parties.

1.23“Governmental Authority” means any court, agency, department, authority or other instrumentality of any national, state, county, city or other political subdivision.

1.24“Immune Activator” means an immune stimulant or an immune adjuvant including, but not limited to, a small molecule, peptide, protein, an RNA or DNA molecule encoding such a protein or peptide, an oligonucleotide, a cyclic dinucleotide (CDN) or an oncolytic virus, which helps initiate, amplify, and/or sustain an innate or adaptive immune response, and/or induce a co-stimulatory activity, and that is not an Antigen.

1.25“Indemnified Party” has the meaning assigned to it in Section 9.3.

1.26“Indemnifying Party” has the meaning assigned to it in Section 9.3.

1.27“Indication” means each disease or condition separately categorized in the World Health Organization’s International Classification of Diseases 10 coding system at the level defined one place to the right of the decimal point and for which a separate Clinical Study is required to obtain Regulatory Approval. For clarity, two different lines of therapy or patient sub-populations for the same disease shall be deemed the same Indication.

1.28“Know-How” means all technical, scientific, and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including: biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols; assays; and biological methodology; in each case (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed.

1.29“Laws” means all laws, statutes, rules, regulations, orders, judgments and/or ordinances of any Governmental Authority.

1.30“Licensed Product(s)” means any product whose purpose is to modulate an immune response that contains (a) red blood cells (RBCs) and (b) one or multiple Antigen(s) and, absent the licenses granted herein, could not be developed, used, manufactured, imported, marketed, sold or offered for sale without infringing a Valid Claim of an Erytech Patent Right, other than RBC-containing products (i) whose intended primary mechanism of action is other than eliciting an Antigen-specific immune response or (ii) whose primary purpose is to elicit immune tolerance to a Therapeutic Enzyme that modulates a metabolite(s) set forth on Part A of  Schedule 1.46, wherein the RBCs contain a portion or derivative of the Therapeutic Enzyme that modulates a metabolite(s) set forth on Part A of Schedule 1.46  that is sufficient to elicit the immune tolerance. For the avoidance of doubt, Licensed Products do not include products wherein the RBCs contain only Immune Activator(s) and not Antigen(s).

1.31“Losses” means any and all costs, expenses claims, losses, liabilities, damages, fines, penalties, deficiencies, interest, settlement amounts, awards, and judgments, including any reasonable attorneys’ fees.

1.32“Major Market” means any of the [***].

1.33“Net Sales” means for a Licensed Product in a particular period, the amount calculated by subtracting from the amount invoiced by SQZ or its Affiliates for sales of such Licensed Product for such period: [***].

Where the Licensed Product is sold in combination with other pharmaceutical products or active ingredients [***], Net Sales [***] shall be calculated on a country-by-country basis as follows:

(i)[***]; and

(ii)[***]; and

(iii)[***]; and

(iv)[***].

Notwithstanding the foregoing, the following will not be included in Net Sales [***]. Sales of the Licensed Product [***] shall be excluded from [***].

1.34“Patent Rights” means all (a) patents and patent applications, (b) additions, priority applications, continuations, continuations-in-part, divisions, and provisionals of any of the foregoing, and (c) all patents issuing on any of the foregoing, together with all invention certificates, substitutions, reissues, reexaminations, registrations, renewals, and supplementary protection certificates, confirmations, and extensions patents of any of the foregoing, and foreign counterparts of any of the foregoing.

1.35“Phase I Study” means a human clinical study in any country that would satisfy the requirements of 21 C.F.R. § 312.21(a) (FDCA), as amended from time to time, and the foreign equivalent thereof

1.36“Phase II Study” means a human clinical study, for which the primary endpoints include a determination of dose ranges and/or a preliminary determination of efficacy in patients being studied as described in 21 C.F.R. § 312.21(b) (FDCA), as amended from time to time, and the foreign equivalent thereof.

1.37“Phase III Study” means any human clinical study intended as a pivotal study for purposes of seeking Regulatory Approval that is conducted on sufficient numbers of human subjects to establish that a therapeutic product is safe and efficacious for its intended use, to define warnings, precautions, and adverse reactions that are associated with such therapeutic product in the dosage range to be prescribed, and to support Regulatory Approval of such therapeutic product or label expansion of such therapeutic product that would or does satisfy the requirements of 21 C.F.R. § 312.21(c) (FDCA), as amended from time to time, and the foreign equivalent thereof, whether or not it is designated a Phase III Clinical Trial.

1.38“Pricing Approval” means any approval, agreement, determination, or decision of a governmental authority establishing the price or level of reimbursement for a product that can be charged or reimbursed in a given country, region or jurisdiction.

1.39“Regulatory Approval” means any and all approvals, with respect to any jurisdiction, or authorizations of a Regulatory Authority, that are necessary for the commercial manufacture, distribution, use, marketing or sale of a pharmaceutical product in such jurisdiction.

1.40“Regulatory Authority” means, in respect of a particular country or jurisdiction, the Governmental Authority having responsibility for granting Regulatory Approvals in such country or jurisdiction.

1.41“Royalty Term” means, on a country-by-country and Indication-by-Indication and Licensed Product-by-Licensed Product basis, the period commencing upon First Commercial Sale of such Licensed Product for such Indication in such country and ending upon the date on which such Licensed Product is no longer covered by any Valid Claim in such country.

1.42“Sales Milestone Payments” means the amounts set forth in Section 4.3(a).

1.43“Sublicense Income” means all consideration, including royalties, license fees and milestone payments, actually received from a Third Party by SQZ in consideration for the grant of a sublicense to such Third Party under the Erytech Intellectual Property; provided however that Sublicense Income shall not include any consideration received by SQZ from any such sublicensee in return for, as payment for or otherwise in respect of: [***].

1.44“Term” has the meaning set forth in Section 10.1.

1.45“Territory” means the entire world.

1.46“Therapeutic Enzyme” means an enzyme whose intended primary mechanism of action is to modulate the level(s) of its substrate for the treatment of cancer or metabolic disorders, with the substrate being one or more of the metabolite(s) set forth on Schedule 1.46.

1.47“Third Party” means any person or entity other than the Parties or any of their respective Affiliates.

1.48“Third Party Claims” shall have the meaning set forth in Section 9.1.

1.49“Valid Claim” means, with respect to any country, any claim of an issued and unexpired Erytech Patent Right that has not been rejected, revoked or held unenforceable or invalid by a final, nonappealable decision of a court or other Governmental Authority of competent jurisdiction or unappealed within the time allowable for appeal, and that has not been explicitly disclaimed, or admitted by Erytech to be invalid or unenforceable through reissue, disclaimer or otherwise.

Article 2
GRANT OF RIGHTS

2.1Exclusive License. Subject to the terms of this Agreement, Erytech (on behalf of itself and its Affiliates) hereby grants to SQZ an exclusive royalty-bearing license (even as to Erytech and its Affiliates), including the right to sublicense (subject to Section 2.2), under the Erytech Intellectual Property solely to Exploit Licensed Products in the Territory. Notwithstanding the foregoing exclusive license to SQZ, Erytech shall have the right to Exploit a Notice Metabolite Product unless such Notice Metabolite Product is or becomes a Licensed Product pursuant to Section 2.8.

2.2Sublicenses. SQZ shall be entitled, without the prior consent of Erytech, to grant one or more sublicenses, in full or in part, by a written agreement to Third Parties, with the right to sublicense through multiple tiers; provided that, (a) until the [***] anniversary of the Effective Date, SQZ, without the prior written consent of Erytech, such consent not to be unreasonably withheld, conditioned or delayed, may not grant a sublicense under the Erytech Intellectual Property to a Third Party that is commercializing RBC-based therapeutic products and (b) after the [***] anniversary of the Effective Date, SQZ may grant a sublicense on an Indication-by-Indication basis under the Erytech Intellectual Property to a Third Party that is commercializing RBC-based therapeutic products.

2.3Reservation of Rights. Except for the rights expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by Erytech to SQZ or by SQZ to Erytech.

2.4Erytech Know-How Transfer Meeting. During the [***] period following the Effective Date, SQZ may request Erytech to [***] (the “Erytech Know-How Transfer Meeting”) at SQZ’s expense. The Parties shall discuss in good faith the timing and location of the meeting. At the Erytech Know-How Transfer Meeting, the Parties would [***].

2.5Covenant Not to Sue. Erytech hereby covenants and agrees, for itself and its Affiliates, not to assert, sue or bring any cause of action (and not to aid, assist or cause any Third Party to assert, sue or bring any cause of action) against SQZ or its Affiliates or their permitted sublicensees for any type of infringement of Patent Rights owned or Controlled by Erytech or its Affiliates as of the Effective Date or that claim or cover any Know-How, technology or other intellectual property that Erytech or its Affiliates owns or Controls as of the Effective Date or [***]. This covenant will run with and attach to any and all such Patent Rights and shall be binding upon any assignee or licensee of any such Patent Rights from Erytech or its Affiliates.

2.6Notification of Opportunity. In the event that Erytech decides to explore a potential transaction with respect to Patent Rights owned or Controlled by Erytech or any of its Affiliate and having claims covering red blood cells containing an Immune Activator but no Antigen,

Erytech will inform SQZ and provide the relevant data and information to SQZ (but solely to the extent Erytech provides such data and information to Third Parties in connection with such potential transaction) as soon as reasonably practicable. Within [***] of being so informed, SQZ shall confirm its interest to submit a proposal. For clarity, (1) Erytech is under no obligation to consider a proposal from SQZ made after the [***] period, and (2) nothing in this Section 2.6 obligates Erytech to negotiate with SQZ or enter into a transaction with SQZ.

2.7Non-Compete. During the Term, neither Erytech nor any Affiliate of Erytech, either itself or with, through or on behalf of a Third Party, shall Exploit any product whose primary purpose is to elicit immune tolerance to a Therapeutic Enzyme, wherein the RBCs contain a portion or derivative of the Therapeutic Enzyme that is sufficient to elicit the immune tolerance.

2.8Notice Metabolite Products. If at any time during the Term (but only after the [***] anniversary of the Effective Date), SQZ desires to initiate a program to research and/or develop an RBC-containing product whose primary purpose is to elicit immune tolerance to a Therapeutic Enzyme that modulates a metabolite set forth on Part B of Schedule 1.46 (a “Notice Metabolite Product”), SQZ shall provide written notice to Erytech of such intention (a “Metabolite Product Request”). If, at the time SQZ provides such written notice, Erytech or its Affiliates (alone or with one or more Third Party(ies)) has an active bona fide program for a Notice Metabolite Product before the date SQZ provides such written notice, or Erytech or its Affiliates has entered into an executed agreement (which is still in full force and effect) with one or more Third Party(ies) for the development and commercialization of such Notice Metabolite Product under such agreement before the date SQZ provides such written notice, then such Notice Metabolite Product shall not be a Licensed Product for purposes of this Agreement. If, at the time of such written notice from SQZ, Erytech does not have an active bona fide program for such Notice Metabolite Product pursuant to the preceding sentence, but notifies SQZ in writing that Erytech has a good faith intention to initiate a program for such Notice Metabolite Product, then Erytech shall have a period of [***] from the date of receipt of notice from SQZ to either initiate an active bona fide program or enter into an executed agreement with one or more Third Party(ies) for the development and commercialization of such Notice Metabolite Product under such agreement. So long as SQZ is then in compliance with the terms of this Agreement, if Erytech does not have an active bona fide program for such Notice Metabolite Product at the time SQZ provides such written notice to Erytech and either (a) notifies SQZ that it does not intend to initiate a program for such Notice Metabolite Product, (b) does not notify SQZ in writing that it intends to initiate a program for such Notice Metabolite Product within [***] after receipt of notice from SQZ, or (c) notifies SQZ with such [***] period but does not initiate a bona fide program for such Notice Metabolite Product or enter into an executed agreement with one or more Third Party(ies) for the development and commercialization of such Notice Metabolite Product within such [***] period, then SQZ and its Affiliates, either alone, or with a Third Party, shall be entitled to Exploit such Notice Metabolite Product and such Notice Metabolite Product shall be a Licensed Product under this Agreement. Notwithstanding the foregoing to the contrary, in the event that a Notice Metabolite Product shall become a Licensed Product under this Agreement pursuant to this Section 2.8, (a) SQZ shall not have the right to submit a Metabolite Product Request for another Notice Metabolite Product until the [***] anniversary of the most recent Notice Metabolite Product becoming a Licensed Product under this Agreement, and (b) SQZ shall have a period of [***] from the date each such Notice Metabolite Product becomes a Licensed Product under this Agreement to initiate an active bona fide program for such Notice Metabolite Product.

Article 3
DEVELOPMENT AND COMMERCIALIZATION

3.1Responsibility. Following the Effective Date and at all times during the Term, as between the Parties, SQZ shall have the sole right, at its cost and expense, to research, develop and commercialize Licensed Products in the Territory, including regulatory, manufacturing, supply, distribution, marketing, promotion, and sales activities. Subject to the express written terms of this Agreement, all decisions concerning the development, manufacture, marketing, sale and commercialization of Licensed Products including the clinical and regulatory strategy, design, sale, price and promotion of Licensed Products covered under this Agreement shall be within the sole discretion of SQZ.

3.2Reports. No later than January 31 of each Calendar Year during the Term, SQZ shall submit to Erytech a report providing a status of SQZ’s and its Affiliates’ activities related to the development and commercialization of the Licensed Products during the preceding twelve (12)-month period.

3.3Records. During the Term, SQZ will prepare and maintain accurate records and books relating to the progress and status of its and its Affiliates’ activities relating to the development and commercialization of the Licensed Products, in sufficient detail and in good scientific manner.

3.4Diligence. SQZ will use Commercially Reasonable Efforts to develop, seek at least one Regulatory Approval for and commercialize at least one Licensed Product, throughout the Territory. Additionally, SQZ will use Commercially Reasonable Efforts to develop, seek at least one Regulatory Approval for and commercialize each Notice Metabolite Product that becomes a Licensed Product pursuant to Section 2.8, throughout the Territory.

3.5Regulatory Affairs. As between the Parties, SQZ shall, in its sole discretion, determine all regulatory plans and strategies for the Licensed Products, and will solely own and have the right for communicating with the relevant Regulatory Authority and preparing, seeking, submitting and maintaining all regulatory filings and Regulatory Approvals and Pricing Approvals for all Licensed Products, including preparing all reports necessary as part of a regulatory filing or Regulatory Approval.

Article 4
FEES AND ROYALTIES

4.1Upfront Payment. Within ten (10) days after the Effective Date, SQZ shall pay Erytech an upfront amount equal to one million dollars ($1,000,000).

4.2Milestone Payments.

(a)In consideration of the rights granted hereunder, and subject to the terms and conditions of this Agreement, SQZ shall pay to Erytech the amount set forth in the table below opposite the corresponding event Milestone (each an “Event Milestone”) within [***] after the occurrence of such Event Milestone:

Event Milestone	Event Milestone Payment (USD)
[***]	$[***]
[***]	$[***]

(b)For the avoidance of doubt (i) each Event Milestone Payment shall be payable only on the first occurrence of the corresponding Event Milestone, regardless of the number of Licensed Products or Indications pursued and irrespective of whether the Event Milestone is met by SQZ and/or its Affiliate(s); (ii) none of the Event Milestone Payments shall be payable more than once; (iii) should the first Licensed Product be replaced or succeeded by another Licensed Product, no additional Event Milestone Payments shall be due for Event Milestones already met with respect to any other Licensed Product. The maximum aggregate amount payable by SQZ pursuant to this Section is Six Million Dollars ($6,000,000).

4.3Sales Milestone Payments.

(a)In addition to the Event Milestone Payments, in consideration of the rights granted hereunder, and subject to the terms and conditions of this Agreement, SQZ shall pay to Erytech the following one-time payments (each, a “Sales Milestone Payment”) on an Indication-by-Indication basis when aggregate Net Sales of Licensed Products for such Indication in a given Calendar Year in the Territory first reach the respective thresholds indicated below and solely to the extent that Licensed Products for such Indication are covered by a Valid Claim:

Annual Net Sales in the Territory for an Indication	Sales Milestone Payment (USD)
First Calendar Year in which Net Sales for an Indication exceed $[***] in such Calendar Year	$[***]
First Calendar Year in which Net Sales for an Indication exceed $[***] in such Calendar Year	$[***]
First Calendar Year in which Net Sales for an Indication exceed $[***] in such Calendar Year	$[***]
First Calendar Year in which Net Sales for an Indication exceed $[***] in such Calendar Year	$[***]

For the avoidance of doubt, each Sales Milestone Payment shall be payable irrespective of whether the Sales Milestone is met by SQZ and/or its Affiliate(s).

(b)Notwithstanding anything contained in Section 4.3(a), each milestone payment in this Section 4.3 shall be payable only upon the first achievement of such milestone for all Licensed Products for an Indication in a given Calendar Year, and no amounts shall be due for subsequent or repeated achievements of such milestone in subsequent Calendar Years for such Indication. The maximum aggregate amount payable by SQZ pursuant to this Section for each Indication is Fifty Million Dollars ($50,000,000).

4.4Royalty Payment. In addition to the payments under Sections 4.1, 4.2 and 4.3, subject to Section 4.5, in consideration of the rights granted hereunder, and subject to the terms and conditions of this Agreement, commencing upon the First Commercial Sale of a Licensed Product and continuing during the Royalty Term, SQZ shall pay to Erytech a royalty on Net Sales on a Licensed Product-by-Licensed Product and Indication-by-Indication basis in the Territory (excluding Net Sales of each Licensed Product in any country or other jurisdiction in the Territory for which the Royalty Term for such Licensed Product in such country or other jurisdiction has expired) during each Calendar Year at the following rates:

Net Sales in the Territory of all Licensed Products for the same Indication in a Calendar Year(USD	Royalty Percentage
For that portion of aggregate Net Sales of all Licensed Products for an Indication in the Territory during a Calendar Year less than $[***]	[***]%
For that portion of aggregate Net Sales of all Licensed Products for an Indication in the Territory during a Calendar Year greater than or equal to $[***] and less than $[***]	[***]%
For that portion of aggregate Net Sales of all Licensed Products for an Indication in the Territory during a Calendar Year greater than or equal to $[***] and less than $[***]	[***]%
For that portion of aggregate Net Sales of all Licensed Products for an Indication in the Territory during a Calendar Year greater than or equal to $[***]	[***]%

With respect to each Licensed Product in each country or other jurisdiction in the Territory, from and after the expiration of the Royalty Term for such Licensed Product in such country or other jurisdiction, Net Sales of such Licensed Product in such country or other jurisdiction shall be excluded for purposes of calculating the Net Sales thresholds and ceilings set forth in this Section 4.4. With respect to a Licensed Product, royalties under this Section 4.4 shall continue until the expiration of the Royalty Term for such Licensed Product, and SQZ shall then have a royalty-free, perpetual, irrevocable, worldwide license, with the right to sublicense through multiple tiers, to the Erytech Intellectual Property relating to such Licensed Product.

4.5Royalty Reductions. Notwithstanding the foregoing royalty obligations:

(a)starting with the Calendar Quarter in which the Generic Product Reduction Point with respect to such Licensed Product in such country occurs, the applicable royalty rate set forth in Section 4.4 with respect to Net Sales of such Licensed Product in such country shall be reduced by [***];

(b)if SQZ (a) reasonably determines in good faith that, in order to avoid infringement or misappropriation of any intellectual property right not licensed hereunder, it is reasonably necessary to use or obtain a license from a Third Party in order to make, use, sell, offer for sale, supply, cause to be supplied, or import a Licensed Product in a country in the Territory and to pay a royalty or other consideration under such license (including in connection with the settlement of a patent infringement claim), or (b) shall be subject to a final court or other binding order or ruling requiring any payments, including the payment of a royalty to a Third Party patent holder in respect of sales of any Licensed Product in a country in the Territory, then, SQZ shall be entitled to a reduction in the royalty rate such that the amount payable to Erytech in any Calendar Quarter shall be reduced, on a country-by-country basis and Licensed Product-by-Licensed Product basis, by [***] of the [***] by SQZ to such Third Party in such country in such Calendar Quarter, provided, however, that in no event will a deduction reduce any royalty payment made by SQZ in respect of Net Sales of such Licensed Product in such country for such Calendar Quarter by more than [***]. With respect to any amounts payable by SQZ to such Third Party that are not attributable to any specific country, SQZ shall apportion an amount of such payment to each country in a good faith reasonable manner. [***]; and

(c)notwithstanding the foregoing, during any Calendar Quarter in the Royalty Term for a Licensed Product in a country in the Territory, the operation of Sections 4.5(a) and (b), individually or in combination, shall not reduce the final royalty rate to less than [***] of the royalty rate that would have applied prior to any reduction, in each case, in such country during such Calendar Quarter.

4.6Sublicense Income. In the event that SQZ grants a sublicense under the Erytech Intellectual Property to a Third Party and receives Sublicense Income in consideration of such sublicense, then SQZ shall pay Erytech a portion of such Sublicense Income attributable to the Erytech Intellectual Property in a certain percentage amount which will be determined by the stage of development of the Licensed Product at the time the sublicense is entered into, as set forth in the table below. If the sublicense to the Third Party includes any Patent Rights or manufacturing Know-How that is a trade secret in addition to the Erytech Intellectual Property as part of such (sub-)license transaction, then the percentage of Sublicense Income in the table below due to Erytech may be reduced to reflect the value of the Erytech Intellectual Property in relation to such other Patent Rights and manufacturing Know-How licensed to such Third Party as determined by another independent Third Party, with the Parties agreeing that in no event shall the percentage of Sublicense Income in the table below be reduced by more than [***]. The Parties shall select a mutually acceptable independent, impartial and conflicts-free Third Party to determine such reduction. If the Parties are unable to agree on a mutually acceptable Third Party, each Party will select one independent, impartial and conflicts-free Third Party and those two Third Parties will select a third independent, impartial and conflicts-free Third Party within [***] thereafter. None of the Third Parties selected may be current or former employees, officers or directors of either Party or its Affiliates. In the event of a sublicense of all of SQZ’s rights under this Agreement (by way of example, all Licensed Products in all countries), no further milestones or royalties will be paid by SQZ or its Affiliate(s) with respect to Licensed Products, and Erytech shall only be entitled to receive its percentage share of the Sublicense Income for Licensed Products from such sublicensee pursuant to this Section 4.6. In the event of a sublicense of only certain of SQZ’s rights under this Agreement (by way of example, one Licensed Product in one country), no further milestones or royalties will be paid by SQZ or its Affiliate(s) with respect to any activities conducted by such sublicensee with respect to the applicable Licensed Product in the applicable country, and Erytech shall only be entitled to receive its percentage share of the Sublicense Income for such Licensed Product in such country from such sublicensee pursuant to this Section 4.6. For clarity, in the event of a sublicense of only certain of SQZ’s rights under this Agreement (by way of example, one Licensed Product in one country), Erytech shall retain its rights to receive milestones and royalties with respect to any activities conducted by or on behalf of SQZ regarding Licensed Products for which SQZ has not sublicensed its rights.

Licensed Product Development Stage	Percentage of Sublicense Income Payable to Erytech
If the sublicense is signed prior [***]	[***]%
If the sublicense is signed following [***] but prior to [***]	[***]%
If the sublicense is signed following [***] but prior to [***]	[***]%
If the sublicense is signed following [***] but prior to [***]	[***]%
If the sublicense is signed following [***]	[***]%

Article 5
ACCOUNTING AND PROCEDURES FOR PAYMENT

5.1Currency. All payments shall be computed and paid in United States dollars. For the purposes of determining the amount of any Sales Milestone Payments or royalties due for the relevant Calendar Quarter, the amount of Net Sales in any foreign currency shall he converted into United States dollars by

[***] to which such payments relate.

5.2Payments. SQZ shall make royalty payments and payments for Sublicense Income to Erytech with respect to each Calendar Quarter within [***] after the end of such Calendar Quarter, and each payment of royalties shall be accompanied by a report identifying the Licensed Product, indication, each applicable country, Net Sales for each such country, and the amount payable to Erytech, as well as the computation thereof and for Sublicense Income, such report shall include the amount received by SQZ and the calculation due to Erytech. Said reports shall be kept confidential by Erytech and not disclosed to any other party, other than Erytech’s accountants which shall be obligated to keep such information confidential, and such information and reports shall only be used for purposes of this Agreement.

5.3Method of Payments. Each payment hereunder shall be made by electronic transfer in immediately available funds via either a bank wire transfer, an ACH (automated clearing house) mechanism, or any other means of electronic funds transfer, at SQZ’s election, to such bank account as Erytech shall designate in a notice at least [***] before the payment is due.

5.4Inspection of Records. SQZ shall, and shall cause its Affiliates to, keep accurate books and records setting forth gross sales of each Licensed Product, Net Sales of each Licensed Product, Sublicense Income and amounts payable hereunder to Erytech for each such Licensed Product on an Indication-by-Indication basis. SQZ shall permit Erytech, by independent certified public accountants employed by Erytech and reasonably acceptable to SQZ, to examine such books and records at any reasonable time, upon reasonable notice, but not later than [***] following the rendering of the corresponding royalty reports. The foregoing right of examination may be exercised only once during each [***] period of the Term. SQZ may require such accountants to enter into a reasonably acceptable confidentiality agreement, and in no event shall such accountants disclose to Erytech any information, other than such as relates to the accuracy of the corresponding royalty reports. The opinion of said independent accountants regarding such reports and related payments shall be binding on the parties, other than in the case of manifest error. Erytech shall bear the cost of any such examination and review; provided that if the examination shows an underpayment of royalties of more than [***] of the amount due for the applicable period, then SQZ shall promptly reimburse Erytech for all costs incurred in connection with such examination. SQZ shall promptly pay to Erytech the amount of any underpayment, with interest, revealed by an examination. Any overpayment of royalties by SQZ revealed by an examination shall be fully-creditable against future payments.

5.5Tax Matters.

(a)Withholding Tax Matters. In the event any of the payments made by SQZ pursuant to Section 4 become subject to withholding taxes under the Laws of any jurisdiction (“Tax Withholding”, the Parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate Tax Withholding or similar obligations in respect of payments made by SQZ to Erytech under this Agreement. To the extent SQZ is required to make any Tax Withholdings for any payment to Erytech, SQZ shall notify Erytech accordingly and deduct and withhold the amount of such taxes for the account of Erytech to the extent required by Law, such payment to

Erytech shall be reduced by the amount of taxes deducted and withheld, and pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to Erytech an official tax certificate or other evidence of such withholding sufficient to enable Erytech to claim such payment of taxes from any applicable Government Authority. Any such withholding taxes required under applicable Law to be paid or withheld shall be an expense of, and borne solely by, Erytech. Erytech shall provide SQZ any tax forms that may be reasonably necessary in order for SQZ not to make any Tax Withholdings or to make Tax Withholdings at a reduced rate under an applicable bilateral income tax treaty. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by applicable Laws, of Tax Withholdings, VAT or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or VAT.

(b)VAT. It is understood and agreed between the Parties that any payments made by SQZ under this Agreement are inclusive of any value added or similar tax imposed upon such payments.

Article 6
PATENT PROSECUTION AND ENFORCEMENT

6.1Ownership. Erytech is, and shall remain during the Term of this Agreement, the sole and exclusive owner of the Erytech Patent Rights.

6.2Prosecution and Maintenance. SQZ shall have the first right to prepare, file, prosecute and maintain the Erytech Patent Rights (including patent extensions thereto), at its own cost and expense. SQZ shall keep Erytech reasonably informed of all steps with regard to the preparation, filing, prosecution, and maintenance of the Erytech Patent Rights, including by providing Erytech with a copy of communications to and from any patent authority in the Territory regarding such Erytech Patent Rights. SQZ shall provide Erytech drafts of any material filings or responses to be made to such patent authorities in the Territory [***] in advance of submitting such filings or responses with respect to Erytech Patent Rights so as to allow for a reasonable opportunity for Erytech to review and comment thereon, and Erytech may review and comment thereon and SQZ shall consider in good faith and discuss the requests and suggestions of Erytech, but SQZ will have final decision making authority with respect to the preparation, filing, prosecution and maintenance of the Erytech Patent Rights. Notwithstanding the foregoing, in the event that Erytech reasonably believes that a SQZ-proposed prosecution strategy with respect to an Erytech Patent Right materially deviates from the prosecution strategy previously pursued in Europe, the Parties shall reasonably and in good faith discuss such proposed patent prosecution strategy, and if the Parties are unable to agree on such prosecution strategy with respect to such Erytech Patent Right, Erytech will have the final decision making authority as regards to such prosecution strategy of such Erytech Patent Right (and, for clarity, SQZ shall retain control over all other prosecution items for such Erytech Patent Right). Erytech shall reasonably cooperate with SQZ’s requests for data, affidavits, and other information and assistance to support prosecution and maintenance of the Erytech Patent Rights, at SQZ’s cost and expense.

6.3Step-In Right. Notwithstanding Section 6.2, if SQZ declines to file, prosecute, or maintain any Erytech Patent Rights, or elects to abandon or to allow any Erytech Patent Rights to lapse in any country, SQZ shall provide to Erytech at least [***] notice of such decision so as to permit Erytech to assume control of the filing, prosecution and/or maintenance of such Erytech Patent Rights at its own cost and expense. Effective as of the time that Erytech assumes control of the filing, prosecution and/or maintenance of any such Erytech Patent Right, such Patent Right shall no longer be considered an Erytech Patent Right under this Agreement.

6.4Patent Term Extensions. SQZ shall have the exclusive right, but not the obligation, to seek, in Erytech’s name if so required, patent term extensions or supplemental patent protection in any country in the Territory in relation to the Erytech Patent Rights. Erytech and SQZ shall cooperate in connection with all such activities, and SQZ, its agents and attorneys will give due consideration to all suggestions and comments of Erytech regarding any such activities, but in the event of a disagreement between the Parties, SQZ will have final the final decision-making authority.

6.5Enforcement.

(a)Each Party will promptly notify the other in the event of any actual, potential or suspected infringement of a patent under the Erytech Patent Rights by any Third Party. SQZ shall have the first right, but not the obligation, to institute litigation in connection therewith, and any such litigation shall be at SQZ’s expense; provided that any recoveries resulting from such action relating to a claim of a Third Party infringement, after deducting SQZ’s out-of-pocket expenses (including counsel fees and expenses) in pursuing such claim, will be deemed Net Sales. Erytech, upon request of SQZ, agrees to timely join in any such litigation, and in any event to reasonably cooperate with SQZ, at SQZ’s cost and expense.

(b)If SQZ fails to bring an action with respect to, or to terminate, the Third Party infringement related to Erytech Patent Rights prior to the earlier of (i) [***] following the notice of alleged infringement; and (ii) [***] before the time limit, if any, set forth in the applicable Laws for the filing of such actions, then Erytech shall have the right, but not the obligation, to defend or institute litigation in connection therewith, at its sole cost and expense; provided that any recoveries resulting from such action relating to a claim of a Third Party infringement will be retained by Erytech. SQZ, upon request of Erytech, agrees to join in any such litigation, and in any event to reasonably cooperate with Erytech, at Erytech’s cost and expense; provided that, SQZ will not have an obligation to join in any such litigation if SQZ is advised by counsel that joining the litigation would be detrimental to SQZ.

6.6Paragraph IV Notices. If either Party receives a notice under 21 U.S.C. §355(b)(2)(A)(iv) or 355(j)(2)(A)(vii)(IV) (“Paragraph IV Notice”) concerning an Erytech Patent Right, then it shall provide a copy of such notice to the other Party within [***] after its receipt thereof. Any infringement actions or other actions shall be governed by the terms of Section 6.5

6.7Other Actions by a Third Party. Each party shall promptly notify the other in the event of any legal or administrative action by any Third Party involving an Erytech Patent Right of which it becomes aware, including any nullity, revocation, reexamination or compulsory license proceeding. SQZ shall have the first right, but no obligation, to defend against any such action involving an Erytech Patent Right, and any such defense shall be at SQZ’s expense. Erytech, upon request of SQZ, agrees to join in any such action at SQZ’s expense and in any event to cooperate with SQZ at SQZ’s expense. If SQZ fails to defend against any such action involving a Erytech Patent Right, then Erytech shall have the right to defend such action, in its own name, and any such defense shall be at Erytech’s expense. SQZ, upon request of Erytech, shall reasonably cooperate with Erytech in any such action at Erytech’s expense; provided that, SQZ will not have an obligation to join in any defense of such legal or administrative action by a Third Party if SQZ is advised by counsel that joining the litigation would be detrimental to SQZ.

Article 7
CONFIDENTIALITY; PUBLICATION

7.1Non-Disclosure and Non-Use Obligations.

(a)Each Party agree that during the Term and for [***] after the Term, it will keep confidential, and will cause its Affiliates to keep confidential, all of the other Party’s Confidential Information that is disclosed to it, or to any of its Affiliates. Each Party agree to take such action, and to cause its Affiliates to take such action, to preserve the confidentiality of the other Party’s Confidential Information as it would customarily take to preserve the confidentiality of its own similar types of confidential information, but in no event less than a commercially reasonable standard of care.

(b)Each of SQZ, Erytech and their respective Affiliates agree (i) to use the other Party’s Confidential Information only as expressly permitted in this Agreement or exercise its licenses or other rights under this Agreement and (ii) not to disclose the other Party’s Confidential Information to any Third Parties under any circumstance without the prior consent of the other Party, except as expressly permitted in this Agreement. Confidential Information shall be disclosed only to employees and agents who have a need for such information and who are bound by obligations of nondisclosure and non-use at least as restrictive as those set forth herein. Each Party shall be responsible for any disclosure or use of the Confidential Information by such employees or agents. Each Party shall immediately notify the other Party of any intended, or unintended, unauthorized disclosure or use of any of the other Party’s Confidential Information.

7.2Exceptions. Confidential Information shall not include any information which:

(a)is now, or lawfully becomes, generally known or available to the public through no fault of the receiving Party;

(b)is known by the receiving Party at the time of receiving such information and is supported by a contemporaneous writing;

(c)is hereafter lawfully furnished to the receiving Party by a Third Party, as a matter of right and without restriction on disclosure; or

(d)is independently developed by the receiving Party without any breach of this Article 7 and is supported by a contemporaneous writing.

7.3Permitted Disclosures.

(a)Notwithstanding anything to the contrary in this Section 7, SQZ may disclose Confidential Information of Erytech (i) to Governmental Authorities (a) to the extent desirable to obtain or maintain INDs or Regulatory Approvals for any Licensed Product, and (b) in order to respond to inquiries, requests or investigations relating to this Agreement; (ii) to outside consultants, contractors, advisory boards, managed care organizations, and non-clinical and clinical investigators, in each case to the extent desirable to develop, register or market any Licensed Product, in each case who are under an obligation of confidentiality with respect to such Confidential Information that is no less stringent than the terms of this Article 7; (iii) to any bona fide actual or prospective acquirers, underwriters, investors, lenders or other financing sources and any bona fide actual or prospective collaborators, licensors, sublicensees, licensees or strategic partners, and to employees, directors, agents, consultants and advisers of any such Third Party, in each case who are under an obligation of confidentiality with respect to such Confidential Information that is no less stringent than the terms of this Article 7 (but of duration customary in confidentiality agreements entered into for a similar purpose); (iv) in connection with filing or prosecuting Erytech Patent Rights or other intellectual property rights as permitted by this Agreement, (v) in connection with prosecuting or defending litigation as permitted by this Agreement, (vi) in connection with or included in scientific presentations and publications relating to Licensed Products, including abstracts, posters, journal articles and the like, and (vii) to the extent necessary or desirable in order to enforce its rights under this Agreement.

(b)Notwithstanding anything to the contrary in this Section 7, Erytech may disclose Confidential Information of SQZ to: (i) Governmental Authorities in order to respond to inquiries, requests or investigations relating to this Agreement and (ii) to the extent necessary or desirable in order to enforce its rights under this Agreement;

(c)As Erytech is a publicly listed company (Euronext Paris and Nasdaq), part of Erytech’s Confidential Information disclosed herein may be considered inside information pursuant United States laws and/or Article 7 of Regulation (EU) No 596/2014 of the European Parliament and the Council of 16 April 2014 on market abuse (the “Market Abuse Regulation”).

7.4Publication. Erytech shall not, and shall cause, its Affiliate and its Affiliates’ employees, consultants, contractors, licensees, and agents not to publish or present any information with respect to any Licensed Product without SQZ’s prior written consent (which may be withheld in its sole and final discretion), except as may be required by Law or legal proceedings.

7.5Publicity. The jointly agreed public announcement of the execution of this Agreement is set forth on Schedule 7.5 attached hereto and shall be promptly disseminated following the execution of this Agreement by Erytech. Except as set forth in Section 7.3(b), Erytech may not make any public statement (written or oral), including in analyst meetings, concerning the terms of, or events related to, this Agreement or concerning any licensed Product, except where such statement: (a) is required by Law or legal proceedings, (b) is required to be contained in Erytech financial statements prepared in accordance with generally acceptable accounting principles in the United States or the European Union, (c) has been announced previously in accordance with this Section 7.5, or (d) has been announced previously by SQZ, so long as, in the case of (c) or (d), such public statement is consistent with such previously announced statement. In the case of any public statement (written or oral) that is required by Law or legal proceedings, Erytech shall (i) use commercially reasonable efforts to obtain confidential treatment of financial and trade secret information, and (ii) if reasonably practicable under the circumstances, give SQZ sufficient advance notice of the text so that SQZ will have the opportunity to comment upon the statement, and give due consideration to any such comments in the final statement. To the extent SQZ desires to make any public statement (written or oral), including in analyst meetings, concerning the terms of, or events related to, this Agreement or concerning any Licensed Product, except where such statement: (a) is required by Law or legal proceedings, (b) is required to be contained in SQZ financial statements prepared in accordance with generally acceptable accounting principles in the United States or the European Union, or (c) has been announced previously in accordance with this Section 7.5, SQZ shall, if reasonably practicable under the circumstances, give Erytech sufficient advance notice of the text so that Erytech will have the opportunity to comment upon the statement, and give due consideration to any such comments in the final statement.

7.6Injunctive Relief. The Parties agree that any breach of this Article 7 may cause irreparable harm to the non-breaching Party entitling the non-breaching Party to injunctive or other preliminary relief in addition to all other legal remedies. Each Party further agrees that no bond or other security shall be required in obtaining such equitable relief.

Article 8
REPRESENTATIONS AND WARRANTIES

8.1Mutual Representations and Warranties. As of the Effective Date, Each Party hereby represents and warrants to the other Party as of the Effective Date as follows:

(a)Corporate Authority. Such Party (a) has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder and (b) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered by such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered in a proceeding at law or equity.

(b)Consents and Approvals. All necessary consents, approvals and authorizations of all Regulatory Authorities and other persons or entities required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained.

(c)Conflicts. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of Applicable Law or any provision of the articles of incorporation or bylaws of such Party in any material way and (b) do not conflict with, violate or breach or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.

8.2Representations and Warranties of Erytech. Erytech hereby represents and warrants that, as of the Effective Date:

(a)Erytech is the sole owner of the Erytech Patent Rights, free and clear of any lien and Erytech has not granted the right to any Third Party to Exploit Licensed Products under the Erytech Intellectual Property. Erytech has not received any written notice alleging infringement, misappropriation, or other violation of any Third Party intellectual property right. However, Erytech is aware of a public statement, [***] attached to this as Schedule 8.2.

(b)There are no judgments or settlements against or owed by it or any of its Affiliates relating to the Erytech Intellectual Property.

(c)Schedule 1.16 contains a complete and correct list of all Patent Rights owned or Controlled by Erytech that claim a composition of matter or use of red blood cells containing Antigen for eliciting or attenuating an immune response.

(d)Neither Erytech nor any of its Affiliates or any of their respective employees, independent contractors, consultants, agents or officers: (i) has ever been debarred or is subject to debarment pursuant to Section 306 of the Federal Food, Drug and Cosmetic Act (FFDCA) or has ever been under indictment for a crime for which a person could be debarred under such Laws. Erytech shall inform SQZ in writing immediately if it or any such person or entity is debarred or is the subject of a conviction described in Section 306 or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of Erytech’s knowledge, is threatened, relating to the debarment or conviction of Erytech or any person or entity.

(e)Other than the Erytech Patent Rights, neither Erytech nor any Affiliate of Erytech owns or Controls any Patent Right that (i) is necessary or reasonably useful for the Exploitation of a product containing RBCs and one or multiple Antigen(s), or (ii) would be infringed by the Exploitation of a product containing RBCs and one or multiple Antigen(s).

8.3SQZ Representations and Warranties. As of the Effective Date, SQZ hereby represents and warrants to Erytech as follows:

(a)Neither SQZ nor any of its Affiliates has been debarred or is subject to debarment and neither SQZ nor any of its Affiliates will use in any capacity, in connection with the activities to be performed under this Agreement, any person or entity who has been debarred pursuant to Section 306 of the FFDCA or who is the subject of a conviction described in such section. SQZ shall inform Erytech in writing immediately if it or any Person who is performing activities hereunder is debarred or is the subject of a conviction described in Section 306 or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of SQZ’s knowledge, is threatened, relating to the debarment or conviction of SQZ or any Person performing activities hereunder.

(b)There is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to the knowledge of SQZ, threatened against SQZ or any of its Affiliates relating to the transactions contemplated by this Agreement.

8.4Disclaimer of Warranty. EXCEPT AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND AND EACH PARTY EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

8.5Additional Covenants

(a)Erytech shall not (and shall cause its Affiliates not to) [***]. In addition, Erytech hereby covenants and agrees that Erytech shall not [***].

(b)Each of Erytech and SQZ shall conduct, and shall use reasonable efforts to cause its Affiliates to conduct, all its activities contemplated under this Agreement in accordance with all applicable Laws of the country in which such activities are conducted.

Article 9
INDEMNIFICATION

9.1Indemnification by Erytech. Erytech will indemnify, defend and hold SQZ and SQZ’s Affiliates, and their respective directors, officers and employees (collectively, “SQZ Indemnitees”), harmless from any and all Losses arising out of or resulting from any claims, suits, demands, proceedings or causes of action brought by a Third Party (“Third Party Claims”) to the extent resulting from or arising out of (i) the breach of any covenant, warranty or representation made by Erytech under this Agreement; or (ii) the gross negligence, recklessness, or willful misconduct of Erytech or any of its Affiliates; provided that, in each case, Erytech shall only be obligated to so indemnify, defend and hold the SQZ Indemnitees harmless to the extent that such Losses or Third Party Claims do not arise from (i) the breach of any covenant, warranty or representation made by SQZ under this Agreement; or (ii) the gross negligence, recklessness, or willful misconduct of SQZ or any of its Affiliates.

9.2Indemnification by SQZ. SQZ will indemnify, defend and hold Erytech and Erytech’s Affiliates, and their respective directors, officers and employees (collectively, “Erytech Indemnitees”), harmless from any and all Losses arising out of or resulting from Third Party Claims to the extent resulting from or arising out of: (i) the breach of any covenant, warranty or representation made by SQZ under this Agreement; (ii) the gross negligence, recklessness, or willful misconduct of SQZ or any of its Affiliates; or (iii) any acts or omissions of SQZ or any of its Affiliates in connection with the Exploitation of Licensed Products during the Term; provided that, in each case, SQZ shall only be obligated to so indemnify, defend and hold the Erytech Indemnitees harmless to the extent that such Losses or Third Party Claims do not arise from (i) the breach of any covenant, warranty or representation made by Erytech under this Agreement; or (ii) the gross negligence, recklessness, or willful misconduct of Erytech or any of its Affiliates.

9.3Indemnification Procedures. The Party claiming indemnity under this Article 9 (the “Indemnified Party”) shall provide written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of the Third Party Claim for which indemnity is being sought; provided, however, that any failure or delay to notify shall not excuse any obligation of the Indemnifying Party except to the extent the Indemnifying Party is actually prejudiced thereby. The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the Third Party Claim for which indemnity is being sought. The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, the Indemnifying Party shall have the right to assume and conduct the defense of the Third Party Claim with counsel of its choice. The Indemnifying Party shall not settle any Third Party Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, unless the settlement involves only the payment of money in which case no such consent is required. So long as the Indemnifying Party is actively defending the Third Party Claim in good faith, the Indemnified Party shall not settle or compromise any such Third Party Claim without the prior written consent of the Indemnifying Party. If the Indemnifying Party does not assume and conduct the defense of the Third Party Claim as provided above, (a) the Indemnified Party may defend against, consent to the entry of any judgment, or enter into any settlement with respect to such Third Party Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnifying Party shall remain responsible to indemnify the Indemnified Party as provided in this Article 9.

9.4Disclaimer of Liability for Consequential Damages. IN NO EVENT SHALL ANY PARTY OR ANY OF ITS RESPECTIVE AFFILIATES BE LIABLE UNDER THIS AGREEMENT FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, INCLUDING LOSS OF PROFITS OR REVENUE SUFFERED BY SQZ, ERYTECH OR ANY OF THEIR RESPECTIVE REPRESENTATIVES. NOTHING IN THIS SECTION 9.4 IS INTENDED TO LIMIT OR RESTRICT A PARTY’S INDEMNIFICATION RIGHTS OR OBLIGATIONS UNDER SECTIONS 9.1 OR 9.2 WITH RESPECT TO DAMAGES REQUIRED TO BE PAID TO A THIRD PARTY PURSUANT TO A NON-APPEALABLE ORDER OF A COURT OF COMPETENT JURISDICTION IN CONNECTION WITH A THIRD PARTY CLAIM FOR WHICH THE INDEMNIFIED PARTY IS ENTITLED TO INDEMNIFICATION HEREUNDER OR LIABILITY FOR A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS IN SECTION 7 OR A PARTY’S FRAUD.

Article 10
TERM AND TERMINATION

10.1Term. This Agreement shall be effective as of the Effective Date and shall, unless earlier terminated in accordance with Section 10.2, remain in effect until the expiration of the last-to-expire Royalty Term (“Term”).

10.2Termination Rights. This Agreement may be terminated as follows:

(a)Material Breach. If either SQZ or Erytech materially breaches or materially defaults in the performance or observance of any of its respective obligations under this Agreement, and such breach or default is not cured within [***] after the giving of written notice by the other Party specifying such breach or default, then such other Party shall have the right to terminate this Agreement by providing the breaching Party written notice within [***] following the expiration of such [***] period (such termination to be effective upon receipt of such termination notice).

(b)Termination by Erytech. In the event that SQZ or any of its Affiliates anywhere in the Territory, institutes, prosecutes or otherwise participates in (or in any way aids any Third Party in instituting, prosecuting or participating in), at law or in equity or before any administrative or regulatory body, including the U.S. Patent and Trademark Office or its foreign counterparts, any claim, demand, action or cause of action for declaratory relief; including any interference, re-examination, opposition or any similar proceeding alleging that any claim in an Erytech Patent Right is invalid or unenforceable with respect to a Licensed Product (collectively, “Challenge Action”), Erytech may terminate this Agreement immediately upon [***] written notice to SQZ provided that such termination shall not become effective if SQZ withdraws such Challenge Action within such [***] period; provided, however, that nothing contained herein shall prohibit SQZ or any of its Affiliates from either (i) asserting any and all defenses available to it, including assertions relating to the validity or enforceability of the Erytech Patent Rights, in any suit or proceeding brought against them alleging the infringement of any of the Erytech Patent Rights (including either in response to a suit instituted by Erytech or in a declaratory judgment action), or (ii) asserting any and all defenses, evidence and arguments, including lack of patentability of the subject matter of a count or claim and lack of support for a count or claim, in any interference involving the Patent Right set forth on Schedule 10.2(b) and a patent or patent application included within the definition of the Erytech Patent Rights, and none of any of the foregoing shall be considered a Challenge Action entitling Erytech to terminate this Agreement. SQZ will include provisions in all agreements granting sublicenses of SQZ’s rights hereunder providing that if the sublicensee or its Affiliates undertake a Challenge Action with respect to any Erytech Patent Right under which the sublicensee is sublicensed, SQZ will be permitted to terminate such sublicense agreement. If a sublicensee of SQZ (or an Affiliate of such sublicensee) undertakes a Challenge Action of any such Erytech Patent Right under which such sublicensee is sublicensed, then SQZ upon receipt of notice from Erytech of such Challenge Action will terminate the applicable sublicense agreement. If SQZ fails to so terminate such sublicense agreement, Erytech may terminate the present Agreement.

(c)Insolvency. If either Party is generally unable to meet its debts when due, or makes a general assignment for the benefit of its creditors, or there shall have been appointed a receiver, trustee or other custodian for such Party for or a substantial part of its assets, or any case or proceeding shall have been commenced or other action taken by or against such Party in bankruptcy or seeking the reorganization, liquidation, dissolution or winding-up of such Party or any other relief under any bankruptcy, insolvency, reorganization or other similar act or Law, and any such event shall have continued for [***] undismissed, unstayed, unbonded and undischarged, then the other Party may, upon notice to such Party, terminate this Agreement, such termination to be effective upon such Patty’s receipt of such notice.

(d)Convenience. At any time and for any reason, SQZ, upon [***] written notice to Erytech, shall have the right, at SQZ’s sole discretion, to terminate this Agreement, in whole or on a country-by-country basis, such termination to be effective upon the expiration of such [***] period.

10.3Accrued Obligations. Termination or expiration of this Agreement for any reason shall not release either Party from any liability or obligation that already has accrued prior to such expiration or termination, nor affect the survival of any provision hereof to the extent it is expressly stated to survive such termination. Termination or expiration of this Agreement for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, that a Party may have hereunder or that may arise out of or in connection with such termination or expiration.

10.4Effect of Termination. Upon any termination of this Agreement the following shall apply:

(a)all rights and licenses granted by a Party shall immediately terminate; and

(b)each Party will promptly return to the other Party (or as directed by such other Party destroy and certify to such other Party in writing as to such destruction) all of such other Party’s Confidential Information that are in such Party’s (or its Affiliates’) possession or control, save that such Party will have the right to retain (i) one (1) copy of intangible Confidential Information of such other Party for legal purposes, and (ii) any of the foregoing that such Party retains any license or other right hereunder; provided that the receiving Party shall not be required to destroy any computer files created during automatic system back-ups that are subsequently stored securely.

10.5Survival. The provisions of Sections 2.3, 5.4 (for the period of time set forth therein) 5.5, 8.4, 10.3, 10.4, 10.5 and 10.6 and ARTICLE 7, ARTICLE 9 and ARTICLE 11, as well as any other Sections or defined terms referred to in such Sections or necessary to give them effect shall survive termination or expiration of this Agreement and remain in force until discharged in full. Furthermore, any other provisions required to interpret and enforce the parties’ rights and obligations or to wind up their outstanding obligations under this Agreement shall survive to the extent required.

10.6Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Erytech are, and shall otherwise be deemed to be, for purposes of Article 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Article 101 of the U.S. Bankruptcy Code. The Parties agree that SQZ, as licensee of such rights under this

Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of any proceeding by or against Erytech under the U.S. Bankruptcy Code, SQZ shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and, if not already in its possession, Erytech shall promptly deliver to SQZ all such intellectual property and all embodiments of such intellectual property (a) upon SQZ’s request any time following commencement of any such proceeding, unless Erytech elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under (a) above, upon SQZ’s request any time following the rejection of this Agreement by or on behalf of Erytech.

Article 11
MISCELLANEOUS

11.1Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware, without regard to conflicts of law principles.

11.2Dispute Resolution.

(a)In the event of any dispute, controversy or claim arising out of or relating to this Agreement, the Parties shall first attempt to resolve such controversy or claim through good faith negotiations for a period of not less than [***] following notification of such dispute, controversy or claim to the other Party. Any Party shall have the right to commence arbitration at time after the expiration of [***] following notification of such dispute, controversy or claim to the other Party.

(b)Any dispute, controversy or claim arising out of or relating to this Agreement that is not resolved pursuant to Section 11.2(a) within the [***] period specified above, shall be submitted for final resolution by binding arbitration administered by the International Centre for Dispute Resolution (the “ICDR”) in accordance with its International Arbitration Rules in effect at the time of the arbitration, except as may be modified herein (the “ICDR Rules”). The arbitration shall be conducted by a tribunal comprised of three arbitrators. Each Party shall select one arbitrator and the two Party-selected arbitrators shall select the third arbitrator, who shall act as chair of the tribunal, within [***] of the second arbitrator’s appointment. If any of the three arbitrators are not selected within the time prescribed above, the ICDR shall appoint the arbitrator(s). The seat, or legal place, of arbitration shall be Boston, Massachusetts. The arbitration award shall be final and binding on the Parties, and the Parties undertake to carry out any award without delay. Any judgment upon the award rendered by the arbitrators may be entered in any court of competent jurisdiction. The arbitrators shall have the authority to grant any equitable and legal remedies that would be available.

(c)The Parties shall share equally the fees and expenses of the arbitrators and the ICDR administrative fees during the pendency of the arbitration. Each Party shall bear all other costs and expenses incurred by it in the arbitration, including its attorneys’ fees; provided, however, that the arbitrators shall have the discretion to grant to the prevailing Party in any arbitration an award of attorneys’ fees and costs, and all other costs of arbitration, including the arbitrators’ fees and expenses and the ICDR’s administrative fees.

(d)The Parties shall be entitled to conduct limited discovery , including written requests for the production of documents.. For any claim submitted to arbitration, the burden of proof shall be as it would be if the claim were litigated in a judicial proceeding. Upon the conclusion of any arbitration proceeding hereunder, the arbitrators shall render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached and shall deliver such documents to each Party to this Agreement along with a copy of the award signed by a majority of the arbitrators.

(e)The arbitrators chosen in accordance with these provisions shall not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.

(f)The Parties acknowledge that, except as specifically provided in this Agreement, no other action need be taken by either Party before proceeding directly in accordance with the provisions of this Section 11.2.

(g)The arbitration provisions set forth in this Section 11.2 are intended by the Parties to be exclusive for all purposes and applicable to each and every controversy, dispute and/or claim in any manner arising out of or relating to this Agreement, the meaning, application and/or interpretation of this Agreement, any breach hereof and/or any voluntary or involuntary termination of this Agreement with or without cause, including the determination of the scope or applicability of this agreement to arbitrate, and any such controversy, dispute and/or claim which, if pursued through any state or federal court or administrative agency, would arise at law, in equity and/or pursuant to statutory, regulatory and/or common law rules, regardless of whether any such dispute, controversy and/or claim would arise in and/or from contract, tort or any other legal and/or equitable theory or basis. Notwithstanding the foregoing, the Parties shall at all times have and retain the full, complete and unrestricted right to apply to any court of competent jurisdiction for injunctive relief for any breach or threatened breach of any term, provision or covenant of this Agreement. The prevailing Party in any ancillary action commenced in connection with the arbitration or any resulting arbitral award, including actions seeking injunctive relief or to confirm, vacate or enforce the arbitral award„ shall be entitled to recover from the other Party its reasonable attorneys’ fees and other expenses incurred in such litigation.

(h)The Parties agree that the existence and contents of any arbitration, including any non-public information provided in the arbitration, and submissions, orders or awards made in the arbitration, shall be kept confidential and shall not be disclosed extent to the extent disclosure may be necessary for the conduct of the arbitration, to fulfill a legal duty, to protect or pursue a legal right, or to enforce or challenge an award.

11.3Force Majeure. Neither Party hereto shall be liable to the other party for any losses or damages attributable to a default in or breach of this Agreement that is the result of war (whether declared or undeclared), acts of God, revolution, acts of terror, fire, earthquake, flood, pestilence, riot, enactment or change of Law (following the Effective Date), accident(s), labor trouble, or shortage of or inability to obtain material equipment or transport or any other cause beyond the reasonable control of such Party; provided that if such a cause occurs, then the party affected will promptly notify the other Party of the nature and likely result and duration (if known) of such cause and use commercially reasonable efforts to reduce the effect. If the event lasts for a period of longer than [***], the Parties shall meet and discuss appropriate remedial measures.

11.4Severability. If and solely to the extent that any provision of this Agreement shall be invalid or unenforceable, or shall render this entire Agreement to be unenforceable or invalid, such offending provision shall be of no effect and shall not affect the validity of the remainder of this Agreement or any of its provisions; provided, however, the Parties shall use their respective reasonable efforts to replace the invalid provisions in a manner that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

11.5Waivers. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party or Parties waiving such term or condition. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

11.6Entire Agreements; Amendments; Language. This Agreement sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and supersedes all agreements or understandings, verbal or written, made between Erytech and SQZ before the date hereof with respect to the subject matter hereof. None of the terms of this Agreement shall be amended, supplemented or modified except in writing signed by the Parties. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding on the Parties.

11.7Assignment. Neither this Agreement nor any rights or obligations of either Party to this Agreement may be assigned or otherwise transferred by either Party without the consent of the other Party; provided, however, either Party may, without such consent, assign this Agreement, in whole or in part: (i) to any of its respective Affiliates; provided that such assigning Party shall remain jointly and severally liable with such Affiliate in respect of all obligations so assigned; or (ii) to a Third Party in connection with the transfer, sale, or other disposition of all or substantially all of the assets of the assigning Party to which this Agreement relates, whether by merger, sale of stock, sale of assets, or otherwise. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective Affiliates, and their respective permitted successors, assigns and personal representatives. Any purported assignment in violation of this Section 11.7 shall be void.

11.8Independent Contractors. The relationship between Erytech and SQZ is that of independent contractors. Erytech and SQZ are not joint venturers, partners, principal and agent, employer and employee, and have no other relationship other than independent contracting parties.

11.9Notices. Each communication and document made or delivered by one Party to another under this Agreement shall be made in the English language. All notices, consents, approvals, requests or other communications required hereunder given by one Party to the other hereunder shall be in writing and made by registered or certified air mail, express overnight courier or delivered personally to the following addresses of the respective Parties:

If to Erytech:	Erytech

Attention: Chief Business Officer, Jean Sebastien Cleiftie

with a copy to:

Attention: Head of Finance, Frederic Mathat

If to SQZ:	SQZ Biotechnologies Company 134 Coolidge Avenue Watertown, MA 02472 Attention: Head of BD, Jonathan Gilbert

with a copy to:

SQZ Biotechnologies Company
134 Coolidge Avenue
Watertown, MA 02472
Attention: Head of Finance, Alex Balcon

Notices hereunder shall be deemed to be effective (a) upon receipt if personally delivered, (b) on the tenth (10th) Business Day following the date of mailing if sent by registered or certified air mail; (c) on actual receipt if given by overnight courier. A Party may change its address listed above by sending notice to the other Party in accordance with this Section 11.9.

11.10Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including any creditor of either Party, except as expressly provided in this Agreement. Other than permitted assigns, no Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either Party.

11.11Counterparts. This Agreement may be executed in any two or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document. This Agreement and any other document executed in connection herewith may be delivered by facsimile or PDF signature and documents delivered in such manner shall be binding as though an original thereof had been delivered.

11.12Further Assurances. The Parties agree: (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement, excluding any payment of monies that are not due and payable.

11.13Headings. Headings in this Agreement are included herein for ease of reference only and shall have no legal effect. References to the parties, Sections, Schedules, and Exhibits are to the parties, Sections, Schedules and Exhibits to and of this Agreement unless otherwise specified.

11.14Construction. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (i) “include”, “includes” and “including” are not limiting and mean include, includes and including, without limitation; (ii) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (iii) references to an agreement, statute or instrument mean such agreement, statute or instrument as from time to time amended, modified or supplemented; (iv) references to a person are also to its permitted successors and assigns; (v) references to an “Article”, “Section”, “Exhibit” or “Schedule” refer to an Article or Section of, or any Exhibit or Schedule to, this Agreement unless otherwise indicated; (vi) the word “will” shall be construed to have the same meaning and effect as the word “shall”; and (vii) the word “any” shall mean “any and all” unless otherwise indicated by context.

Exhibit 4.24

Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm if publicly disclosed. [***] had been inserted in the text below to identify where information has been redacted.  Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K and will be furnished on a supplemental basis to the Securities and Exchange Commission upon request

ConfidentialExecution Copy

IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be executed by their duly authorized officers upon the Effective Date.

ERYTECH PHARMASQZ BIOTECHNOLOGIES COMPANY

By: /s/Gil BeyenBy: /s/Armon Sharei

Name:  Gil BeyenName:  Armon Sharei

Title:  CEOTitle:  CEO

Signature Page to License Agreement